Exhibit 10.7

July 31, 2007

Personal and Confidential

Christine Pellizzari

Post Office Box 505

Brookside, New Jersey 07926

Dear Christine:

Aegerion Pharmaceuticals, Inc. (“Aegerion” or the “Company”) is pleased to offer you the full-time position of Vice President, General Counsel and Secretary, reporting to Jerry Wisler, President and CEO. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals. You are scheduled to begin your “at-will” employment with the Company on or before June 15, 2007.

Compensation and Benefits

You will be paid an initial biweekly salary of $8653.85 ($225,000 on an annualized basis) (the “Base Salary”), which will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. You are entitled to 4 weeks vacation per full calendar year, which shall accrue on a monthly basis in accordance with company policy. For calendar year 2007, you will receive and immediately accrue 4 weeks vacation, and be allowed to take such vacation at mutually agreed upon times.

In addition to your Base Salary, you will be eligible to earn a merit bonus of up to 25% of your Base Salary. The magnitude of the bonus, if any, will be determined by the Company’s Board of Directors (the “Board”) and your manager in their sole discretion, based upon your achievement of a series of performance milestones. Your achievement of such milestones shall be determined by the Board and your manager in their sole discretion. The bonus, if any, shall be paid at a time and in a manner as determined by the Company in its sole discretion; provided, however, the bonus will be paid at the same time as bonuses are generally paid to senior executives. You must be employed by Aegerion at the time of any such bonus payment in order to be eligible for any such payment. Notwithstanding anything else to the contrary, for calendar year 2007 and assuming that you remain continually employed by the Company through December 31, 2007, a portion of your 2007 bonus in the amount of 828,125 will be guaranteed as a “sign-on bonus, which will be payable at the time other bonuses are paid. Any remaining bonus payment for 2007 will be based on your achievement of performance milestones.

In addition, you will be granted an option to purchase 275,000 shares of the Company’s common stock under the existing stock option program. As mentioned, these shares are subject to a reverse stock split prior to pricing. The current discussion is a 1 for 1.4715 reverse split, which would equate to approximately 186,880 shares. The exercise price of the options will be at fair market value on your first date of employment. The terms of this grant shall be subject to and governed by the Company’s stock plan and a stock option agreement between you and the Company. The Company agrees that you will receive stock options on the same terms and conditions as other senior executives.

You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include: eligibility to accrue vacation time, paid holidays, a 401(k) plan and contributory health/dental/vision insurance. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you during your new hire orientation. Subject to the terms set forth herein, please note that the Company may modify compensation and benefits at its discretion.

The Company agrees to provide you with indemnification rights on the same terms as other officers of the Company and to the fullest extent permitted by the terms of the Company’s by-laws. In this regard, the Company agrees to provide you with the indemnification agreement attached hereto as Exhibit C.

Certain Conditions of Employment

You will be required to sign the attached Business Protection Agreement as a condition of your employment with the Company. This Agreement is attached hereto as Exhibit A. You acknowledge that the Business Protection Agreement shall remain in full force and effect regardless of any change in your position, compensation or any other term and conditions of your employment with the Company in accordance with the terms contained therein.

In addition, you represent and warrant that your employment with the Company and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are a party; or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided consulting services. You further represent and warrant that you have delivered or disclosed, as the case may be, to the Company all relevant provisions in agreements, contracts and obligations relevant to clauses (i) and (ii) above. Addition, you must execute the document attached hereto as Exhibit B as a condition of your employment.

Please note that as conditions of this offer and your employment you will need to complete an employment application, background and/or reference check to the Company’s satisfaction, and you will need to execute the forms necessary for the processing of such background check. Moreover, please bring with you on your first day of employment for purposes of completing the 1-9 form sufficient documentation to demonstrate your eligibility to work in the United States. This verification must occur by the third day of your employment.

Eligibility for Severance Upon Termination. You may be eligible to receive severance payments following the termination of your at-will employment with the Company in accordance with, and as governed by, the terms of the Agreement to Pay Severance, which is attached hereto as Exhibit C.

General

Please note that this letter is a summary of your initial employment relationship with the Company. Because you are employed on an at-will basis, Company may modify the terms of your employment at any time and for any or not reason. Along these lines, please note that nothing in this offer letter is a promise or guarantee of employment for any specific period of time or continued employment. In this regard, the Company has found that an at-will relationship is in the best interests of both the Company and its employees. As an at-will employee, either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice, subject to any severance obligations that may exist under the terms of that certain Agreement to Pay Severance.

We look forward to having you join Aegerion. We hope you will be a very valuable contributor to our team going forward. Please provide a response to this letter within seven (7) days.

Sincerely,

/s/ Gerald Wisler
By:	Gerald Wisler
Title:	President and CEO

Enclosures

Exhibit A

BUSINESS PROTECTION AGREEMENT

This Agreement is entered by and between Aegerion Pharmaceuticals, Inc. (hereinafter the “Company”), and Christine Pellizzari (hereinafter the “Employee”).

WHEREAS, Employee acknowledges that he/she will be provided with the Company’s trade secrets and/or valuable confidential business information, and, in addition, will develop, substantial relationships with, and be introduced to, prospective and existing customers and clients of the Company, and, as a result, shall benefit from the Company’s good will;

WHEREAS, Employee acknowledges that he/she will receive training from the Company;

WHEREAS, this Agreement is a material part of the consideration of Employee’s employment with the Company, and the Company would not have hired Employee but for Employee’s agreement to the terms and conditions of this Agreement;

WHEREAS, the Company is willing to employ Employee, and Employee is willing to accept his/her employment with the Company, upon the terms and subject to the conditions hereinafter set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, Employee’s employment, and the compensation paid to Employee by the Company; the parties agree as follows:

1. Employment At Will:

(a) Employee understands that neither this Agreement nor any other document or representation regarding employment with the Company constitutes an implied or written employment contract for continued employment with the Company. Rather, Employee’s employment with the Company is on an “at-will” basis. Accordingly, Employee understands and agrees that either Employee or the Company may terminate Employee’s employment at any time and for any reason, with or without cause and with or without notice.

(b) Employee will perform and carry out such duties and/or responsibilities as may from time to time be assigned to Employee by the Company in its sole discretion. The Company may also modify or change Employee’s position, duties, compensation and responsibilities as it deems appropriate in its sole discretion. Any such changes shall not change Employee’s obligations as set forth herein. During his/her employment with the Company, Employee shall devote his/her full business time and attention to the affairs of the Company.

2. Employee’s Representations:

(a) Employee represents and warrants that he/she is qualified and uniquely skilled to perform the services required by the Company in accordance with the standards of good professional practice and that Employee possesses all skills, qualifications and experience described in any application and/or resume submitted by Employee. Employee further understands and acknowledges that the Company relied upon these representations in hiring Employee and that the Company would not have hired Employee but for these representations.

(b) Employee represents that Employee’s employment with the Company and Employee’s performance of all of the terms of this Agreement do not, and will not, breach any agreement with any third party. Employee has not entered into, and Employee shall not enter into, any agreement either written or oral in conflict herewith.

(c) Employee acknowledges that he/she owes to Company a fiduciary duty of loyalty during the term of Employee’s employment and as may be otherwise provided by applicable law.

(d) If Employee is terminated for any reason, Employee will be able to earn a livelihood due to his/her sufficient capabilities without violating this Agreement. Employee understands that his/her ability to earn a livelihood without violating this Agreement is a material condition of his/her employment with the Company.

3. Non-Solicitation of Employees/Contractors:

Employee agrees that during the course of his/her employment with the Company, and for the period of twelve (12) months following the termination of Employee’s employment (the “Restricted Period”), regardless of the reason for the termination, Employee will not solicit, recruit or induce, in any manner, whether directly or indirectly, any “Person” to leave his or her employment or engagement with the Company. “Person” means any person who (a) is employed (whether as an agent, representative, contractor or consultant by the Company) at the time this Agreement is terminated, (b) was employed by the Company during the year preceding termination of this Agreement, or (c) is employed by the Company during the Restricted Period.

4. Non-Solicitation of/Non-Interference with Customers:

Employee agrees that during the Restricted Period, regardless of the reason for the termination, Employee will not, in any manner, on his own behalf or on behalf of another:

(a) solicit or do business with any customer or prospective customer of the Company with whom Employee had professional “Contact” during Employee’s employment with the Company, for the purpose of providing or seeking to provide any products or services that relate, directly or indirectly, to the Company’s “Business” (as Defined in Section 5) (the “Services”). “Contact” means any interaction, whether direct or indirect, between Employee and a Company

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customer or prospective customer that takes place in an effort to establish, maintain, service, provide Services and/or further a business relationship on behalf of the Company;

(b) solicit or do business with any customer or prospective customer of the Company about whom Employee obtained information, or became familiar with through Confidential Information (as defined in Section 6), during Employee’s employment with the Company, for the purpose of providing or seeking to provide Services;

(c) solicit or do business with any person or entity who has been a customer of the Company within die twenty-four (24) months preceding the date of Employee’s termination for the purpose of providing or seeking to provide Services; and

(d) interfere in any way with the Company’s relationship with any customer or prospective customer.

5. Noncompetition:

(a) Employee acknowledges that during his/her employment with the Company he/she shall be engaged in the Company’s “Business”, which includes, but is not limited to, Cardiovascular and Metabolic drug development and commercialization (the “Business”). Employee also acknowledges and recognizes the highly competitive nature of the industry in which the Company is involved, and agrees that lie/she shall have access to the Company’s Confidential Information (as defined in Section 6), shall benefit from the Company’s goodwill and shall obtain a competitive advantage as to the Company, its customers and prospective customers and its employees.

(b) Accordingly, ancillary to the agreement to hire Employee and provide Employee with Confidential Information set forth in Section 6, Employee agrees that, during the Restricted Period, regardless of the reason for the termination, Employee shall not, directly or indirectly, anywhere in the world, alone or as a partner, joint venturer, consultant, officer, director, employee, agent, or stockholder of any company or business organization or otherwise, engage in any business activity that (i) relates to the Business, (ii) is in competition with the Business, including, but not limited to, any Company product or service developed or being developed, planned or being planned, drafted or being drafted, marketed or being marketed, distributed or being distributed, sold or being sold, or otherwise provided by the Company; provided however, that the record or beneficial ownership by Employee of 1% or less of the outstanding publicly traded capital stock of any such competing company shall not be deemed in and of itself to violate this Section, so long as Employee exercises no operational or strategic control over such company.

6. Confidentiality:

(a) During Employee’s employment with the Company and at any time thereafter, Employee shall not disclose or use or otherwise exploit, for his/her own benefit, or for the benefit of any other person or entity, any Confidential Information (as defined in Section 6(b)). Employee acknowledges that all Confidential Information, together with all notes and records relating thereto and all copies, electronic versions and facsimiles thereof, are the exclusive property of the Company. Employee shall return all such Confidential Information to the

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Company promptly upon request by the Company and, in any event, promptly upon any termination or expiration of this Agreement.

(b) “Confidential Information” shall mean any of the trade secrets or confidential information concerning the organization, business or finances of the Company and/or of any third party, including, but not limited to, clients and vendors, which the Company is under an obligation to keep confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting existing and future products and services, designs, methods, formulas, drafts of publications, research, clinical trial data, know-how, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer information, including, but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, control sheets, sales techniques, or related information about actual or prospective customers, business plans, marketing plans, sales techniques, projects, the Company’s salary and/or pay rates, other Company personnel information, and all other plans and/or proposals. “Confidential Information” shall not include information that (i) is or becomes a matter of public knowledge through no fault or without violation of any duty of confidentiality of the Employee; or (ii) is rightfully received by the Employee from a third party without a duty of confidentiality.

(c) Employee agrees that during Employee’s employment Employee shall not make, use or permit to be used any Company Documentation (as defined in Section 6(d)) otherwise than for the benefit of the Company. Employee further agrees that Employee shall not, after the termination of Employee’s employment for any reason, use or permit others to use any such Company Documentation, it being agreed that all Company documentation shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of Employee’s employment for any reason Employee shall deliver all Company Documentation, and all copies thereof, to the Company, at its main office.

(d) The term “Company Documentation” shall mean notes, drafts, research, memoranda, manuscript, reports, proposals, business plans, marketing plans, lists, correspondence, records, drawings, sketches, blueprints, specifications, software programs, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs.

(e) Employee recognizes that the Company has received and in the future will receive from third parties, including, but not limited to, clients and vendors, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality. of such information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company and such third parties, during the tern of Employee’s employment and thereafter, regardless of the reason for Employee’s termination of employment, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, entity or corporation (except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the

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Company’s agreement with such third party) without the express written authorization of the Company.

(f) The confidentiality, property, and proprietary rights protections set forth in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

(g) Employee agrees that Employee will not, during Employee’s employment with the Company, use or disclose any proprietary information or trade secrets of Employee’s former employers or of any other third parties, and that Employee will not bring onto the premises of the Company any unpublished document or any property belonging to Employee’s former employers or of any other third party, unless consented to in writing by said employers or third parties. By executing this Agreement, Employee indicates his/her understanding that any proprietary information or trade secrets of any prior employer is not necessary to his/her employment by the Company. Moreover, Employee acknowledges that the Company is directing him/her not to rely on such proprietary information or trade secrets in the course of his/her employment, not to disclose such information to the Company, and not to otherwise use such information.

(h) Employee specifically agrees and acknowledges that the obligations of confidentiality described in this Section are retroactive to the beginning of his/her performance of any services for the Company and shall apply to Confidential Information received by him/her at any time.

(i) Employee agrees and acknowledges that during his/her employment with the Company and for the Restricted Period, Employee shall inform each prospective new employer Employee may have, prior to accepting employment, of the existence of this Agreement, and shall provide each prospective employer with a copy of this Agreement. Employee agrees and acknowledges that the Company has the right to independently contact any potential or actual future employer of mine to notify the future employer of my obligations under this Agreement and provide such future employer with a copy of this Agreement. The Company shall be entitled to notify such actual or potential future employer of the Company’s understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to insure compliance with or enforcement of this Agreement. In addition, Employee shall execute the certification attached hereto as Exhibit I upon termination.

(j) Employee further understands and agrees that in order for Company to protect its Confidential Information, the Company may at any time in its discretion, either with or without notice, audit and/or review files, materials and documents, computer hardware or software, email or voice message systems which are provided to, utilized by and/or created by the Employee in the course of the performance of the Employee’s duties under this Agreement.

7. Ownership of Information and Documents:

(a) For purposes of this Agreement, “Work Product” shall mean all information, including but not limited to, data, materials, text, drawings, specifications, reports, notes,

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documentation, computer programs, inventions (whether or not patentable), records, business information, trade secrets and all works of authorship (including, without limitation, all copyrights and trademarks existing therein), conceived and/or reduced to practice, created or developed by Employee, alone or jointly with others, related to the business of Company or any client or conceived during work hours, at any time during Employee’s employment by the Company. Employee shall promptly and fully disclose to the Company any and all of such Work Product. All Work Product, whether preliminary or final, tangible or intangible, shall be and remain the sole property of Company (unless assigned or licensed by the Company), and shall not be photocopied, reproduced or removed from the premises of Company or any client except as required to perform duties under this Agreement or with the written permission of the client. All Work Product shall be delivered either to Company, or to the client upon request and, in any event, upon any termination or expiration of this Agreement. Employee hereby releases any right, title and interest Employee may have to any Work Product during the term of this Agreement. To the extent the Work Product is not, by operation of law, considered work for hire for the Company, or ownership of all right, title and interest of the intellectual property rights in the Work Product has not otherwise vested exclusively in Company, Employee hereby irrevocably assigns to Company, without further consideration, Employee’s entire right, title, and interest in and to such Work Product.

(b) In this regard, Employee has attached hereto, as Exhibit II, a list describing with particularity all intellectual property, including, but not limited to, property inventions, copyrights, copyright applications or registrations, original works of authorship, developments improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets which were created or owned by Employee prior to the commencement of his employment and which belong solely to Employee or belongs to Employee jointly with another, which relate in any way to any of the Company’s Businesses, products or research and development (collectively referred to as “Prior Inventions”), and which are not assigned to the Company hereunder, or, if no such list is attached, Employee represents that there are no such Prior Inventions. If, in the course of employment, Employee agrees to incorporate into a Company product, process or machine a Prior Invention owned by him or in which he has an . interest, absent a prior written agreement or license between himself and the Company for such incorporation of the Prior Invention into a Company product, process or machine, then the Company is hereby granted and shall have anon-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(c) Employee agrees to execute documents reasonable or necessary to vest all right, title, and interest in and to any Work Product, including, but not limited to, patents, patent applications and trademark, and copyright filings. Employee shall maintain backup procedures during his/her employment with the Company to ensure that no data, documentation, program, text, specifications, notes, texts, drawings or other information prepared by Employee on behalf of Company or any client are lost or destroyed. If the Company is unable, after reasonable effort, to secure Employee’s signature on any application for patent, copyright, trademark or other analogous protection or other documents regarding any legal protection relating to Work Product, for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act

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for and in his/her behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Employee.

(d) This provision shall not apply to an invention that Employee developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; (ii) result from any work performed by Employee for the Company or any client; or (iii) result from Employee’s use of Company resources or Property.

8. Remedies:

(a) Employee acknowledges that compliance with Sections 3, 4, 5, 6 and 7 hereof is necessary to protect the business and goodwill of the Company and that any breach of such Sections will irreparably and continually damage the Company in such a manner that money damages will not be an adequate remedy. Consequently, Employee agrees that, in the event of any breach or threatened breach any of the covenants contained in Sections 3 through 7 hereof, the Company shall be entitled to a preliminary and/or permanent injunction in order to prevent the continuation of such damage without having to prove actual damages. The Company may apply for such injunctive relief in any court of competent jurisdiction without the necessity of posting any bond or other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

(b) Employee agrees that if he/she violates any restrictive covenant in this Agreement (including Sections 3, 4 and 5) after his/her employment with die Company has terminated, the term of any such covenant shall be tolled during the period of any such violation.

9. Waiver of Rights: If, in one or more instances, either party shall fail to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present or future right granted under this Agreement but the obligations of both parties under this Agreement shall continue in full force and effect. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

10. Applicability and Assignability: The Company shall have the right to assign this Agreement, or any rights and obligations hereunder to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Employee may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company.

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11. Reimbursement: Employee hereby authorizes the Company at any time during or after the term of his/her employment to withhold from any amounts otherwise owed to Employee (including, but not limited to, salary, bonus, commissions and expense reimbursements) to the fullest extent permitted by applicable law.

13. Survival: Sections 3-11, 13, 14 and 16 hereof shall survive any termination or expiration of this Agreement.

14. Severability: If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remainder of this Agreement, but rather the remainder of this Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be enforced accordingly. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting, revising or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Employee hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

15. Choice of Law: The construction, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the state of New Jersey, without giving effect to New Jersey’s principles of conflicts of laws. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in New Jersey, and Employee hereby submits to the jurisdiction and venue of any such court.

16. Headings: The various headings in the Agreement are inserted for convenience only and shall have no effect on the interpretation of this Agreement or any part hereof.

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17. Entire Agreement: This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties hereto relating to the subject matter hereof. Employee acknowledges that Employee is not entering into this Agreement in reliance upon any statement or representation except as otherwise expressly set forth herein.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of date first above written.

EMPLOYEE		AEGERION PHARMACEUTICALS, INC.

	/S/ CHRISTINE PELLIZZARI	By:	/S/ GERALD WISLER

		Title:	President and CEO

Date:	July 31, 2007	Date:	July 31, 2007

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Exhibit B

TO:	Gerald Wisler

Aegerion Pharmaceuticals, Inc.

CenterPaine IV

1140 Route 22 East

Suite 304

Bridgewater, NJ 08807

RE:	Acceptance of Employment

DATE: August 1, 2007

I represent that to the best of my understanding, I am under no common law or contractual obligation that would be an impediment to my employment with Aegerion Pharmaceuticals, Inc. (the “Company”). I will not use or disclose any confidential, proprietary or trade secret information belonging to any former employer, in my employment with the Company.

I represent and warrant that I have not retained or copied any confidential, proprietary or trade secret information or property, in tangible or electronic form, belonging to any former employer.

I agree that, if at any time during my employment with the Company, I am at risk of using or disclosing any confidential, proprietary or trade secret information belonging to any former employer, I will immediately recuse myself from acting on the matter and advise the President of the Company, without revealing any protected information, the nature of my conflict; provided, however, that I will not be required to recuse myself in the event such disclosure is required by law or regulation or as a result of a response to a valid order of a court or another governmental body of the United States or any political subdivision thereof.

I understand that if any of the representations or warranties herein are intentionally false, or if I violate any of the terms of this memorandum, that my employment will be terminated and that such conduct may result in the forfeiture of any and all stock incentives (vested and unvested) awarded or issued to me at the sole discretion of the Company and its Board of Directors.

Signature of Employee:	/s/ Christine Pellizzari
Print Name of Employee:	Christine Pellizzari

Date: August 1, 2007

Exhibit I

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or reproductions of any of the aforementioned items, any Company Documentation and any Confidential Information (as defined in the Business Protection Agreement signed by me (the “Agreement”) belonging to the Company.

I further certify that I have complied with all the terms of the Agreement, including the reporting of any inventions and original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable, under copyright or similar laws, conceived or made by me (solely or jointly with others) covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Confidential Information, including, but not limited to, trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree to comply with the restrictive covenant provisions set forth in Sections 3, 4 and 5 of the Agreement, which survive the termination of my employment.

Signature of Employee:
Print Name of Employee:

Date:             , 2007

Exhibit II

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 7 OF THE AGREEMENT

Title	Date	Identifying Number or Brief Description

X	No inventions or improvements

Additional Sheets Attached

Signature of Employee:	/s/ Christine Pellizzari
Print Name of Employee:	Christine Pellizzari

Date: August 1, 2007

Section C

Agreement to Pay Severance

AGREEMENT TO PAY SEVERANCE

This Agreement to Pay Severance (the “Agreement”) is entered into as of this 31st day of July 2007 by and between Aegerion Pharmaceuticals, Inc. (the “Company”) and Christine Pellizzari (the “Executive”).

WHEREAS, Executive agrees to commence employment with the Company as its General Counsel; and

WHEREAS, the Company desires to provide Executive certain assurances with respect to her eligibility to receive severance upon the termination of her at-will employment under the terms and conditions provided herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the Company and Executive agree as follows:

1.	Eligibility for Severance Upon Termination By The Company Without Cause Or Resignation By Executive For Good Reason.

(a) If the Company terminates Executive’s at-will employment for any reason other than for Cause (as defined below) or Executive terminates her employment for Good Reason (as defined below), the Company shall provide Executive with the following severance payments and continued health insurance benefits:

(i) The Company will pay Executive severance at the rate of her then current monthly base salary for the period of nine (9) months following the date of termination (the “Severance Period”).

(ii) Should the Executive elect to continue her health and dental insurance coverage following the date of termination in accordance with the provision of COBRA, the Company shall pay the same percentage of the monthly premium for such health and dental insurance coverage as the Company paid immediately prior to the date of termination for the period beginning on the date of termination and ending on the earlier to occur of (A) the date on which Executive obtains coverage under another health and dental insurance plan, or (B) the expiration of the Severance Period. Thereafter, Executive shall by fully responsible for all premium payments under COBRA. Executive agrees and represents that he will provide prompt written notice of the date on which he obtains coverage under another health and dental insurance plan following the date of her termination.

For the avoidance of doubt, Executive shall not be eligible to receive the severance payments and continued health benefits described in this Section in the event that (y) her employment is terminated by the Company for Cause (as defined below) or due to Executive’s death or disability at any time after the execution of this Agreement, or (z) she resigns from employment for other than Good Reason. In other words, the severance payment and continued health benefits described in Section 1(a) only apply upon a termination of Executive’s employment by the Company without Cause or a resignation by Executive for Good Reason, and the fulfillment of each of the conditions set forth in this Agreement. Furthermore, except as expressly set forth in Section 1(a), the Executive acknowledges that the Company shall not have any further obligations to the Executive in the event of her termination, except such further obligations as may be imposed by law.

(b) The severance payments shall be paid in accordance with the Company’s normal payroll practice and shall be subject to all applicable federal, state and local payroll and withholding taxes.

(c) If at the time of Executive’s termination of employment, she is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that Executive becomes entitled to receive under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months and one day after Executive’s date of termination, (ii) Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this clause (c).

2.	Conditions to Receipt of Severance Payments and Continued Health Benefits.

(a) Execution of a Release. The Company’s provision of severance and other benefits set forth in Section 1 is subject to, and conditioned upon, Executive’s prior execution of a release agreement in a form and scope acceptable to the Company.

(b) Compliance with Contractual Obligations. In addition, the Company’s obligation to provide the severance and other benefits set forth in Section 1 shall be subject to Executive’s full compliance with all of her obligations under the Business Protection Agreement by and between Executive and the Company. In the event that the Executive violates any of her obligations thereunder, the Company’s obligation to pay, and Executive’s right to receive, the severance payments shall immediately terminate.

3.	Definitions:

(a) Cause. For purposes of this Agreement, the term “Cause” shall mean a termination by the Company for one or more of the following reasons: (i) Executive’s intentional, willful or knowing failure or refusal to perform her duties (other than as a result of physical or mental illness, accident or injury) that in the sole discretion of the Board, may have a material adverse effect on the Company or any other material breach of this Agreement by Executive; (ii) dishonesty, willful or gross misconduct, or illegal conduct by Executive in connection with her employment with the Company, which in the Board’s reasonable judgment may result in damage to the business or reputation of the Company; (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle); and (iv) a material breach by Executive of the Business Protection Agreement or any other written agreement with the

Company; provided, however, in the case of clauses (i) and (iv) above, the Company shall be required to give Executive fifteen (15) calendar days prior written notice of its intention to terminate Executive for Cause and Executive shall have the opportunity during such fifteen (15) days period to cure such event if such event is capable of being cured; provided, further, that in the event that Executive terminates her employment with the Company during such fifteen (15) day period for any reason, such termination shall be considered a termination for Cause.

(b) Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean a termination by Executive for one or more of the following reasons: (i) Executive shall no longer serve in the capacity as the Company’s General Counsel, (ii) any reduction of Executive’s initial annual base salary of $225,000, other than pursuant to an across-the-board reduction in the compensation of all senior management of the Company, provided that such reduction is proportionately equal among all such members of senior management, and (iii) a change without Executive’s consent in the principal location of Executive’s office to an office that is more than fifty (50) miles form the Company’s proposed initial principal office location in the Bridgewater, New Jersey area, such consent not to be unreasonably withheld; provided that, with respect to each of the reasons set forth above, Executive provides the Company with (y) written notice of her intention to terminate her employment for Good Reason within thirty (30) days after the occurrence of the event that Executive believes would constitute Good Reason and (z) provides the Company with a period of at least fourteen (14) calendar days following receipt of such notice from Executive in which to cure the event giving rise to such Good Reason termination.

4.	General Provisions.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

(b) This Agreement sets forth the complete and sole agreement between the parties with respect to Executive’s eligibility to receive severance payments and supersedes all prior agreements, understandings and arrangements, whether written or oral, between Executive and the Company.

(c) Executive acknowledges that this Agreement is a not a promise or guarantee of continued employment with the Company. Executive’s employment is, and will continue to be, on an at-will basis, which means that either Executive or the Company may terminate the employment relationship at any time, for any or no reason, with or without cause. The terms above do not create any contractual rights to employment other than at-will and relate only to the Company’s obligation to pay Executive severance and other benefits upon the termination of Executive’s employment in certain circumstances as described above.

(d) Executive does not have the right to assign or delegate her rights hereunder to any other person or entity. The Company has the right to assign this Agreement and this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Company.

IN WITNESS WHEREOF, the Company and Executive have executed this Severance Agreement as of the date first above written.

Aegerion Pharmaceuticals, Inc.

/s/ Gerald Wisler		Date: August 1, 2007
By:	Gerald Wisler
Title:	President and CEO

Christine Pellizzari

/s/ Christine Pellizzari		Date: August 1, 2007

Amendment to Severance Agreement

This FIRST AMENDMENT TO SEVERANCE AGREEMENT dated as of November 15, 2007 is between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Christine Pellizzari (the “Executive”).

WHEREAS, the Executive is currently employed as a senior executive of the Company and in connection with such employment is party to an Agreement to Pay Severance, dated July 31, 2007 (the “Agreement”);

WHEREAS, the Agreement contains certain severance provisions in respect of the Executive; and

WHEREAS, the parties hereto consider it appropriate that the terms of the Executive’s severance agreement with the Company be amended to prevent adverse tax treatment of severance payments to the Executive upon termination, and that such amendment be reflect in the terms set forth in the Agreement.

NOW, THEREFORE, the Company and the Executive agree to the following amendment to the terms of the Agreement.

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given to such terms in the Agreement.

2.	Section 1(c) of the Agreement is amended by adding “within 21 days following delivery of the release agreement to the Executive” before the period at the end of the first and only sentence in the section.

3.	Scope of Amendment. Except as expressly set forth in this Amendment, the Agreement remains in effect without modification.

4.	Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the date set forth above.

EXECUTIVE	AEGERION PHARMACEUTICALS, INC.

/s/ Christine Pellizzari	/s/ William H. Lewis
Name: Christine Pellizzari	By: William H. Lewis Title: Chief Financial Officer